                                                     EXHIBIT 11

      REYNOLDS METALS COMPANY AND CONSOLIDATED SUBSIDIARIES
                COMPUTATION OF EARNINGS PER SHARE
              (In millions, except per share data)

EARNINGS PER SHARE
In the second quarter and six months of 1995, earnings per share equals net income divided by the weighted-average number of common shares and common share equivalents outstanding during the period. The number of common share equivalents outstanding was based on the assumed conversion of the Company's preferred stock ("PRIDES"). For the purpose of this computation, the conversion rates of common stock for each share of PRIDES were based on the average market value of the Company's common stock during the period. In the second quarter and six months of 1994, earnings per share equals net income, minus PRIDES dividends, divided by the weighted-average number of common shares outstanding during the period. Common share equivalents relating to the PRIDES were not included in the second quarter or six months of 1994 since their effect would have been anti-dilutive.

                                            QUARTERS ENDED              SIX MONTHS ENDED
                                                JUNE 30                      JUNE 30
                                        _______________________     ________________________

                                           1995         1994           1995         1994
                                        _______________________     ________________________
Weighted-average shares outstanding:
    Common shares                       62,926,000   61,971,000     62,573,000   61,466,000
    Common share equivalents            10,518,000        -         10,388,000       -
                                        _______________________     ________________________

    Total                               73,444,000   61,971,000     72,961,000   61,466,000
                                        =======================     ========================

Net income (loss)                             $111          $12           $193          $(9)
Less preferred stock dividends                   -            9              -           16
                                        _______________________     ________________________

                                              $111           $3           $193         $(25)
                                        =======================     ========================

Earnings per share                           $1.51        $0.05          $2.64       $(0.41)
                                        =======================     ========================

Conversion rate                               0.96          -             0.94           -

Average market value of common stock        $49.41          -           $50.03           -


EARNINGS PER SHARE (FULLY DILUTED):
Earnings per share (fully diluted) equals net income divided by the weighted-average number of common shares and common share equivalents outstanding during the period. The number of common share equivalents outstanding was based on the maximum potential issuance of common shares upon conversion of PRIDES, which is one share of common for each share of PRIDES. This computation was made for presentation purposes only since its effect was not material in 1995 and was anti-dilutive in 1994. The difference between the number of common share equivalents for the six months ended June 30, 1995 and 1994 is due to the PRIDES having been issued on January 25, 1994.



                                            QUARTERS ENDED             SIX MONTHS ENDED
                                                JUNE 30                     JUNE 30
                                       _________________________    ________________________

                                           1995        1994            1995         1994
                                       _________________________    ________________________
Weighted-average shares outstanding:
    Common shares                      62,926,000   61,971,000      62,573,000   61,466,000
    Common share equivalents           11,000,000   11,000,000      11,000,000    9,533,000
                                       ________________________     ________________________

    Total                              73,926,000   72,971,000      73,573,000   70,999,000
                                       ========================     ========================

Net income (loss)                            $111          $12            $193          $(9)
                                       ========================     ========================

Earnings per share (fully diluted)          $1.50        $0.16           $2.62       $(0.13)
                                       ========================     ========================

